Exhibit 99.1

BrainStorm Expands Pipeline with Initiation of Pre-clinical Study in Autism

NEW YORK & PETACH TIKVAH, Israel – June 10, 2014 – BrainStorm Cell Therapeutics (OTCQB: BCLI), a leading developer of adult stem cell technologies for neurodegenerative diseases, today announced that it has initiated a study in a mouse model of autism at the Felsenstein Medical Research Center, Sackler Faculty of Medicine, Tel Aviv University, under the direction of Professor Daniel Offen. The study will explore the effects of the company's "MSC-NTF" cells on mouse behavior.

The study, which will be conducted using the BTBR mouse model for autism, will investigate repetitive behavior, increased cognitive flexibility and improved sociability in mice after administration of a single intracerebroventricular injection of the cells.

Autism is a spectrum of disorders characterized by marked abnormalities in communication and social interactions. Stem cell-based regenerative therapy has been proposed for the treatment of autism, as studies have shown that cell transplantation may affect molecular processes associated with autism pathophysiology. In addition, immune dysfunction has been confirmed with autistic children, and mesenchymal stem cells are known to regulate the immune system. Stem cell research in autism is being conducted at several regenerative medicine research centers including the California Institute of Regenerative Medicine (CIRM).

About BrainStorm Cell Therapeutics, Inc.

BrainStorm Cell Therapeutics Inc. is a biotechnology company engaged in the development of first-of-its-kind adult stem cell therapies derived from autologous bone marrow cells for the treatment of neurodegenerative diseases. The Company holds the rights to develop and commercialize its NurOwn technology through an exclusive, worldwide licensing agreement with Ramot, the technology transfer company of TelAvivUniversity. For more information, visit the company’s website at www.brainstorm-cell.com.

Safe Harbor Statement

Statements in this announcement other than historical data and information constitute "forward-looking statements" and involve risks and uncertainties that could cause BrainStorm Cell Therapeutics Inc.'s actual results to differ materially from those stated or implied by such forward-looking statements. Terms and phrases such as “may”, “should”, “would”, “could”, “will”, “expect”, “likely”, “believe”, “plan”, “estimate”, “predict”, “potential”,  and similar terms and phrases are intended to identify these forward-looking statements.  The potential risks and uncertainties include, without limitation, risks associated with BrainStorm's limited operating history, history of losses; minimal working capital, dependence on its license to Ramot's technology; ability to adequately protect the technology; dependence on key executives and on its scientific consultants; ability to obtain required regulatory approvals; and other factors detailed in BrainStorm's annual report on Form 10-K and quarterly reports on Form 10-Q available at http://www.sec.gov.  These factors should be considered carefully, and readers should not place undue reliance on BrainStorm’s forward-looking statements.  The forward-looking statements contained in this press release are based on the beliefs, expectations and opinions of management as of the date of this press release. We do not assume any obligation to update forward-looking statements to reflect actual results or assumptions if circumstances or management’s beliefs, expectations or opinions should change, unless otherwise required by law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Contact

BrainStorm Cell Therapeutics Inc. (OTC.QB: BCLI)
Dr. Tony Fiorino, CEO
Phone: +972-3-923-6384
info@brainstorm-cell.com

US Investor Contact

LifeSci Advisors, LLC
Michael Rice
Phone: 646-597-6979
mrice@lifesciadvisors.com